--------------------------------------------------------------------------------
                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     Form 15
CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

                        Commission File Number 001-08974
                                               ---------

                          Honeywell International Inc.
       ------------------------------------------------------------------
             (Exact name of registrant as specified in its charter)

            P.O. Box 4000, Morristown, New Jersey 07962; 973-455-2000
       ------------------------------------------------------------------
               (Address, including zip code, and telephone number,
       including area code, of registrant's principal executive offices)

      Interests in the Honeywell Truck Brake Systems Company Savings Plan*
       ------------------------------------------------------------------
            (Title of each class of securities covered by this Form)

                                      None
  ----------------------------------------------------------------------------
         (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)


Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

              Rule 12g-4(a)(1)(i)  [ ]       Rule 12h-3(b)(1)(i)  [ ]
              Rule 12g-4(a)(1)(ii) [ ]       Rule 12h-3(b)(1)(ii) [ ]
              Rule 12g-4(a)(2)(i)  [ ]       Rule 12h-3(b)(2)(i)  [ ]
              Rule 12g-4(a)(2)(ii) [ ]       Rule 12h-3(b)(2)(ii) [ ]
                                             Rule 15d-6           [X]


Approximate number of holders of record as of the certification or notice date:
Zero (0)

*In 2003, the name of the plan was changed from Honeywell Truck Brake Systems Company Savings Plan to Bendix Commercial Vehicle Systems LLC Savings Plan.

Pursuant to the requirements of the Securities Exchange Act of 1934, the Bendix Commercial Vehicle Systems LLC Savings Plan has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


                                      Bendix Commercial Vehicle Systems LLC
                                      Savings Plan


Date: October  21, 2004               By: /s/ John Bielinski
      -------------------                 ------------------
                                      Name:  John Bielinski
                                      Title: Manager, Compensation,
                                             Benefits, HRIS